Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Cell Therapeutics, Inc.:

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-65200, 333-58957, 333-35919, 333-97015, 333-106571 and 333-106568 and Form S-3 Nos. 333-36038, 333-41300, 333-67906, 333-36603 and 333-38431) of Cell Therapeutics, Inc. of our report dated March 12, 2004, with respect to the balance sheets of Novuspharma S.p.A., a development stage company, as of December 31, 2003 and 2002, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2003 and for the period from January 1, 1999 (inception) to December 31, 2003, which report appears in the Form 8-K/A of Cell Therapeutics, Inc. dated March 19, 2004.

/s/    KPMG S.p.A.

Milan

March 19, 2004